EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Numbers 33-5300 and 333-70710) of Harsco Corporation of our report dated June 30, 2008 relating to the financial statements of the Harsco Corporation Savings Plan, which appears in this Form 11-K.

/S/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 30, 2008